                                                                   Exhibit 10.23

                       SEPARATION AND RELEASE AGREEMENT
                       --------------------------------

     This Separation and Release Agreement ("Separation Agreement") is entered into as of the 12th day of March, 1999, by and between Acsys, Inc., formerly ICCE, Inc., (hereinafter the "Company"), and Edward S. Baumstein (hereinafter the "Employee").

     WHEREAS, the Employee has been employed by the Company in the capacity of President and Chief Operating Officer pursuant to that Employment Agreement dated August, 1997, as amended in Amendment No. 1 to Employment Agreement, dated October 14, 1997, (collectively referred to herein as the "Employment Agreement"); and

     WHEREAS, the Employee has also served as a member of the Board of Directors of the Company; and

     WHEREAS, the Employee and the Company have mutually agreed to the termination of his employment and his resignation from the Company's Board of Directors; and

     WHEREAS, the Company and the Employee have agreed to a severance arrangement pursuant to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

     1. Termination of Employment and Resignation from Board of Directors. The
        -----------------------------------------------------------------
Company and the Employee agree that the Employee's employment with the Company will be terminated as of the day and year first above written, and that the Employee has been paid all wages and compensation due him through the date of termination. The Company and the Employee further agree that, contemporaneously with the signing of this Separation Agreement, the Employee shall resign as a member of the Company's Board of Directors by executing the letter of resignation attached hereto as Exhibit A, and agree that the Employee's resignation is not the result of a disagreement with the Company relating to the Company's operations, policies or practices.

     2. Severance Benefits.
        ------------------

        (a) The Company shall make a one time gross payment to the Employee of $600,000.00, paid in a lump cash sum immediately following the full execution of this Separation Agreement, less withholding for applicable taxes and less the amount set forth in Exhibit B attached hereto. This payment shall be reported by the Company as W-2 income received by the Employee. The Employee's obligations and duties under this Separation Agreement are conditioned and contingent upon the Employee's receipt of the payment to be made under this Section 2(a).

     3. Covenants of Employee. In consideration for the severance benefits
        ---------------------
described in Section 2 hereof and the covenants of the Company set forth in
Section 4 below, the Employee:

        (a) Agrees that, subject to the exceptions noted herein, for a period of one (1) year following the day and year first above written, he will not say anything that (i) criticizes or disparages the management practices or services of the Company or any of its affiliates, or
            (ii) disrupts or impairs the normal, ongoing business operations of the Company or any of its affiliates (provided, however, that this covenant shall not prohibit or impair the Employee's right to compete with the Company, solicit Customers or engage or participate in, as a business executive or equity owner of, any business or enterprise that competes with the Company or any line of business with the Company), and, further, will not directly or indirectly (a) call or seek to call a Special Meeting of the shareholders; (b) execute a written consent under O.C.G.A. (S) 14-2-704 to take action without the necessity of a shareholder meeting; (c) undertake those matters set forth in Item 4(b)-(d) of Schedule 13D (Rule 13d-1) of
            Section 13 of the Exchange Act of 1934; (d) participate as part of a "group" for purposes of Section 13 of the Exchange Act or Rule 13(d) and (e) thereunder; (e) participate in the solicitation of proxies or a tender-offer pursuant to Regulation 14A and 14D, respectively;
            (f) seek or propose to acquire control of the Company's Board of Directors; (g) take any action that could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters referred to above; (h) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing; or (i) seek or encourage others (through providing financing or otherwise) to take any of the actions set forth in (a) through (i) above, provided, however, that the provisions of this subparagraph 3(a) shall not restrict the manner in which Employee may vote his shares of stock in the Company, so long as the restrictions of this subparagraph 3(a) are otherwise complied with. The Employee will be released from this covenant at the end of the first six (6) months of this one (1) year period in the event that the NASDAQ National Market closing sales price of the Company's stock is below $3.00 per share for a period of twenty (20) consecutive trading days during this first six
            (6) month period, provided, however, that the Employee is not selling his stock during any such consecutive twenty (20) day period. In addition, the Employee will immediately be released from this covenant in the event that the NASDAQ National Market closing sales price of the Company's stock is below $5.00 per share for a period of twenty (20) consecutive trading days during the second six
            (6) months of this one (1) year period, again, provided that the Employee is not selling his stock during any such consecutive twenty
            (20) day period. Notwithstanding the foregoing, the Employee shall be entitled to respond to any inquiry regarding the Company, its performance or its operations by stating "no comment", or language to that effect.

        (b) Agrees that he will not retain or destroy, and will return to the Company, any and all property of Company in his possession or subject to his control including, but not limited to, keys, credit and identification cards, computers, personal items or equipment provided to him for his use, together with all written or recorded materials, documents, computer discs, plans, records, notes or other papers belonging to the Company. Notwithstanding the foregoing, the Employee shall be permitted to retain (i) the Company issued laptop computer currently in his possession, provided, however, that the Company shall retain the hard drive from such computer, and (ii) any personal correspondence and notes belonging to the Employee relating to Company business, provided, however, that copies of any such correspondence and notes are provided to the Company upon request.

        (c) Acknowledges and agrees that, for a period of one (1) year from the day and year first above written, he will not, without the Company's prior written permission, directly or indirectly hire or assist, suggest or encourage others to hire any individual who is at any time during this one (1) year period an employee of the Company or any of its subsidiaries for the purpose of providing services that are the same or similar to the types of services offered or engaged in by the Company or any of its subsidiaries as of the day and year first above written, provided, however, that nothing herein shall prohibit the Employee, upon request, from providing a verbal recommendation or written letter of reference for any individual who is no longer employed by the Company.

        (d) For himself, his successors and assigns, now and forever, hereby releases and discharges the Company and its officers, directors, stockholders, employees, agents, parent corporations, subsidiaries, affiliates, successors, assigns and attorneys, from any and all claims, legal or equitable actions, liability or litigation, real or contemplated, known or unknown, that the Employee may now have or may later claim to have had against any of the releasees arising out of anything that has occurred up to and through the date hereof, including without limitation, any claims arising by virtue of his status as a shareholder and/or director of the Company, and out of his employment or termination of employment with the Company with the exception of the Employee's salary, vacation and holiday benefits accrued through the date hereof, reimbursable expenses incurred by the Employee through the date hereof, and the Employee's COBRA benefits. The Employee hereby releases those claims that could have been asserted by him in connection with any claim or suit for wrongful discharge or any claim under either state or federal employment or discrimination laws including, without limitation Title VII of the Civil Rights Act of 1964, the

            Age Discrimination in Employment Act and the Americans with Disabilities Act. The Employee acknowledges that he may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to claims between him and the parties released by this Separation Agreement. For the purpose of implementing a full and complete release and discharge of the releasees, the Employee expressly acknowledges this Separation Agreement is intended to include in its effect, without limitation, all claims that he does not know or suspect to exist in his favor at the time he signs this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claim or claims. The Employee shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority against the parties released hereby or naming or joining such releasees as parties to collect or enforce any claims or causes of action which are released and discharged hereby. Employee hereby acknowledges and agrees that he has knowingly relinquished, waived and forever released any and all other remedies that might be available to him, including without limitation, claims for back pay, front pay, fringe benefits, contract and personal injury damages, punitive damages and attorneys' fees or expenses of litigation.

            The foregoing release and covenant not to sue is not, however, intended to release or apply to, and shall not release or apply to, any rights of the Employee (i) under this Separation Agreement or to enforce any right, term or provision of this Separation Agreement,
            (ii) to receive benefits under any Company insurance or other benefit plans that either have accrued or vested prior to the date hereof or that are intended under such plans to survive an employee's termination or separation from the Company, (iii) now or in the future to be entitled to claim or receive indemnification as an officer or director of the Company under any applicable state laws, the Company's Articles of Incorporation or the Company's By-laws, and (iv) to claim or receive insurance coverage or to be defended under any directors and officers insurance coverage which applies to or benefits directors and/or officers of the Company and which applies to the Employee in his capacity as former President, Chief Operating Officer and a Director of the Company.

     4. Covenants of the Company. In consideration for the covenants of the
        ------------------------
Employee described in Section 3 hereof, the Company:

        (a) Agrees that, subject to the exceptions noted herein, for so long as the Employee is subject to the covenant set forth in 3(a) hereof, its Board of Directors and Executive Officers, in their official capacity as such, will not say or authorize anyone to say anything that criticizes or disparages the Employee in his capacity as a former President, Chief Operating

            Officer and Director of the Company, except as may be required by law. The Company will be released from this covenant in the event that the Employee during this period engages in any of the prohibited conduct set forth in Section 3(a) of this Separation Agreement. In addition, nothing herein shall be construed to prohibit the Company from responding to any inquiry regarding the Employee (with the exception of inquiries governed by Section 6 of this Separation Agreement) by stating "no comment", or language to that effect.

        (b) Agrees to (i) pay the Employee $11,385.54 (net) in equal quarterly installments, to be paid to the Employee at the beginning of each calendar quarter, to cover the costs of the Employee and the Employee's dependents' monthly COBRA coverage expenses (medical and dental) for the first eighteen (18) full months following the day and year first above written, and (ii) thereafter, pay the Employee an additional $11,385.54 (net) in equal quarterly installments to be paid to the Employee at the beginning of each calendar quarter, which the Employee can apply towards monthly expenses incurred in obtaining an additional eighteen (18) months of healthcare coverage under an individual policy with the carrier of his choice after his COBRA coverage expires at the close of the first eighteen (18) month period. Notwithstanding the foregoing, the Company shall have no obligation under this Section 4(b) from and after any date upon which the Employee receives coverage under a substantially equivalent or better health and welfare plan of any subsequent employer. During the period covered by this subparagraph 4(b), Employee shall promptly notify Company in writing that Employee has received coverage under a health and welfare plan and will provide the Company with such information concerning the plan as it may reasonably request.

        (c) Acknowledges and agrees that the Employee is not bound by the restrictive covenants set forth in Article II, Sections 2.2, 2.3 and
            2.4 of the Employment Agreement, and that the Employee is free to compete with the Company, solicit customers of the Company or engage or participate in, as a business executive or equity owner of, any business or enterprise that competes with the Company or any line of business of the Company. Notwithstanding the foregoing, the Employee acknowledges and agrees that he continues to be bound by the restrictive covenants set forth in Article II, Sections 2.1 and 2.5 of the Employment Agreement.

        (d) Agrees to reimburse the Employee for Company-related expenses reasonably incurred by the Employee through the day and year first above written provided, however, that the Employee submits any request for reimbursement as of the day and year first above written. In addition, the Company will pay any Company credit card charges by the Employee for Company-related expenses, consistent with past reimbursement practices, received by the Company after the date of this Agreement and relating to charges made by Employee before the date of this Agreement.

        (e) Agrees to reimburse the Employee for the reasonable legal fees incurred by the Employee in connection with the negotiation and making of this Separation Agreement, provided, however, that such reimbursement shall not exceed the sum of $16,828.08.

        (f) For itself, its subsidiaries, parent corporations, successors and assigns, now and forever, hereby releases and discharges the Employee from any and all claims, legal or equitable actions, liability or litigation, real or contemplated, known or unknown, that the Company may now have or may later claim to have had against the Employee arising out of anything that has occurred up to and through the date hereof, including without limitation, any claims arising out of his employment or termination of employment with the Company. The Company acknowledges that it may have sustained or may yet sustain damages, costs or expenses that are presently unknown and that relate to claims between it and the Employee. For the purpose of implementing a full and complete release and discharge of the Employee, the Company expressly acknowledges this Separation Agreement is intended to include in its effect, without limitation, all claims that it does not know or suspect to exist in its favor at the time it signs this Separation Agreement, and that this Separation Agreement contemplates the extinguishment of any such claim or claims. The Company shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority against the Employee or naming or joining the Employee as a party to collect or enforce any claims or causes of action which are released and discharged hereby. The Company hereby acknowledges and agrees that it has knowingly relinquished, waived and forever released any and all other remedies that might be available to it, including without limitation, claims for contract damages, punitive damages and attorneys' fees or expenses of litigation.

     5. Press Release. The Company and the Employee agree that the fact of the
        -------------
Employee's separation from the Company shall be formally announced in a press release in the form attached hereto as Exhibit C.

     6. Reference. The Company and the Employee agree that the Company shall
        ---------
execute a letter of reference for the Employee in the form attached hereto as Exhibit D, which the Employee may distribute to potential future employers as he sees fit. The Company and the Employee further agree that, in the event that the Company is asked about the Employee's former employment with the Company by a prospective future employer of the Employee, that the Company shall respond in a manner consistent with the language of Exhibit D attached hereto.

     7. Cooperation in Claims. With respect to any claim asserted by or brought
        ---------------------
against the Company in relation to its business and/or against the Employee in his former capacity as President, Chief Operating Officer or Director of the Company, the Employee, upon reasonable notice and at the written request of the Chief Executive Officer of the Company, or his designee (such designation to be in writing from the Chief Executive Officer) agrees to make himself and any necessary records or documents in his possession reasonably available to the Company where necessary to prosecute or defend any such claim, and will use his best efforts to cooperate with the Company in prosecuting or defending any such claim, provided, however, that in any case where the Employee is required to travel for any consultation or legal proceedings at the express written request of the Chief Executive Officer of the Company (excluding any instance where the Company and the Employee are on opposite sides of the litigation), the Employee shall be entitled (i) to receive in advance all travel and/or lodging costs reasonably expected to be incurred, (ii) to be reimbursed for the reasonable cost of any meals, auto rentals or cabs, and (iii) to be compensated for the value of his time at a daily rate of $500.00 where the Employee spends four (4) hours or less that day traveling or providing assistance under this Section 7, and at a daily rate of $1,000.00 where the Employee spends more than four (4) hours that day traveling or providing assistance under this Section 7. The Company shall use its best efforts to schedule any travel or other activity required of the Employee under this Section 7 at times and places that minimize any interference with any other employment or business activities of the Employee. Employee shall have no obligation to cooperate in the prosecution or defense of any matter (through subpoena or otherwise) unless requested to do so in writing, in the manner set forth in this Section 7.

     8. The Employee's Car Lease. The Employee understands and agrees that any
        ------------------------
obligation he may have undertaken with respect to any automobile, whether on behalf of himself individually or in his former capacity as President, Chief Operating Officer or Director of the Company, shall be borne and paid for by the Employee.

     9. Use of the Employee's Likeness. The Employee acknowledges and
        ------------------------------
understands that it may be necessary for the Company to make use of photographs or other material evidencing the Employee's likeness in brochures, annual reports and the like which were taken or created prior to the day and year first above written, and hereby consents to and acknowledges the Company's ability, in the normal course of business, to make use of such photographs and material evidencing the Employee's likeness.

     10. Successors and Assigns. This Separation Agreement shall be binding
         ----------------------
upon, inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Separation Agreement shall also be binding upon, inure to the benefit of and be enforceable by any successor to the Company by reason of any merger, consolidation, sale of assets, dissolution, debt foreclosure or other reorganization of the Company.

     11. Miscellaneous. This Separation Agreement, and the rights and
         -------------
obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Pennsylvania. If any provision hereof is unenforceable, such provision shall be fully severable, and this Separation Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing this Separation Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision. This Separation Agreement contains the entire agreement between the Company and the Employee regarding the subject matter hereof, and supersedes and invalidates any previous agreements or contracts regarding this subject matter. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force or effect.

     12. Knowing and Voluntary. The Employee acknowledges that he has reviewed
         ---------------------
the terms and conditions of this Separation Agreement, that he understands its terms, and that he has executed this Separation Agreement voluntarily and without any coercion, undue influence, threat or intimidation of any kind whatsoever. The Employee further acknowledges that the consideration he receives for this Separation Agreement is in addition to amounts to which he was already entitled pursuant to the Employment Agreement or otherwise.

     13. Arbitration. Any dispute between the parties pertaining to this
         -----------
Separation Agreement shall be resolved through binding arbitration conducted by the American Arbitration Association under the rules then in effect. The parties agree that any arbitration proceeding shall be conducted in Atlanta, Georgia and consent to exclusive jurisdiction and venue there. The award of the arbitrator(s) shall be final and binding, and the parties waive any right to appeal the arbitral award, to the extent that a right to appeal may be lawfully waived. Each party retains the right to seek judicial assistance (a) to compel arbitration, (b) to obtain interim measures of protection pending arbitration, and (c) to enforce any decision of the arbitrator(s), including but not limited to the final award.

     14. Captions and Paragraph Headings. Captions and paragraph headings used
         -------------------------------
herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     15. Acknowledgment of Obligation to Tender Back Consideration. The
         ---------------------------------------------------------
Employee acknowledges and agrees that if he ever attempts to bring a claim against the Company under state or federal law for discrimination or for wrongful termination, including but not limited to a claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and/or the Americans with Disabilities Act, which claims were released by him by virtue of Section 3(d) of this Separation Agreement, regardless of whether this Separation Agreement or the release and covenant not to sue are valid or enforceable with respect to those claims, he will first pay to the Company all sums paid by it to him or on his behalf under this Separation Agreement.

The Employee also agrees that he will pay any reasonable attorney's fees and costs incurred by the releasees in defending themselves against the aforementioned released claim(s) and/or the attempted revocation, rescission or annulment of the aforementioned released claim(s), unless he ultimately prevails on the claim(s).

     16. No Release of Future Claims. The Company and the Employee understand
         ---------------------------
and agree that, notwithstanding anything in this Separation Agreement to the contrary, nothing in this Separation Agreement in any way restricts the rights of the Company and/or the Employee to bring a claim or seek equitable relief against the other based on acts occurring subsequent to the day and year first above written.

     17. Entire Agreement. Except as otherwise expressly provided herein
         ----------------
(including in the documents referred to herein), this Separation Agreement constitutes the entire agreement between the Company and the Employee with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect to the subject matter hereof, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any person, other than the Company or the Employee or their respective successors, any rights, remedies, obligations or liabilities under or by any reason of this Agreement.

     18. Termination of Employment Agreement. Continuation of Registration
         -----------------------------------------------------------------
Rights Agreement and Absence of Other Agreements. The Employment Agreement is
------------------------------------------------
hereby terminated in all respects except as expressly incorporated herein by reference. The Amended and Restated Registration Rights Agreement by and among the Company, the Employee and certain other holders of the capital stock of the Company identified on Schedule I thereto, dated September 3, 1997 (the "Registration Rights Agreement"), will continue in full force and effect in accordance with its terms. The Company and the Employee hereby represent and warrant to the other that, except for this Separation Agreement and the Registration Rights Agreement, there are no agreements, arrangements or understandings, written or oral, between the parties with respect to any subject matter whatsoever. Upon Employee's request made at any time after the expiration of ninety (90) days from the date Employee ceases to be an officer and director of the Company, the Company will cause the restrictive legend on the Employee's common stock certificates and any stop transfer instructions on the Company's stock books to be removed promptly upon receipt by the Company of an opinion of counsel from the Employee's counsel or from the Company's counsel that such legend may be removed in compliance with applicable securities laws. In the event that the Company's counsel is requested by the Employee to provide such opinion, the Employee agrees that he will deliver such certificates as are reasonable and customary for such counsel to request and receive before issuing any such opinion. The Company covenants that it will not interfere with or delay the issuance of instructions to the transfer agent to remove such legend from the Employee's common stock certificates, and it will instruct the transfer agent to accept the customary opinion of the Employee's counsel, Stephen M. Foxman or the law firm with which he is associated, with respect to the removal of the legend from the Employee's stock certificates.

     IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be duly executed as of the day and year first above written.

                                       ACSYS, INC.

                                    By:
                                       -------------------------------
                                       Chief Executive Officer


                                       THE EMPLOYEE


                                       -------------------------------
                                       Edward S. Baumstein

                                   EXHIBIT A
                                   ---------

To Whom It May Concern:

1, Edward S. Baumstein, hereby formally tender my resignation as a Director and Officer of Acsys, Inc. and any of its affiliates (the "Company"), and note that my resignation is not the result of any disagreement with the Company relating to the Company's operations, policies or practices.

Sincerely,


Edward S. Baumstein            Date:
                                    -------------------------------

Accepted:

                               Date:
--------------------------          -------------------------------
Chief Executive Officer
Acsys, Inc.

                                   EXHIBIT B
                                   ---------

     The Employee and the Company acknowledge and agree that the Company has advanced the following sums to the Employee and that the Employee is entitled to reimbursement for the following Company-related expenses. The Employee and the Company further agree that the total amount advanced to the Employee less the Employee's business-related expenses (as set forth below) shall be deducted from the amount required to be paid by Company under Section 2(a) of the Separation
Agreement:


Advances to Employee                                    Amount
--------------------                                    ------
Car Related Expenses                                    $15,910.91

Tax Advance                                             $40,000.00
                                                        ----------
  Total Advances:                                       $55,910.91

Expenses Owed by
Company to Employee:                                    $ 6,453.44
-------------------                                     ----------

Total Amount to be Deducted from the Amount Payable
---------------------------------------------------
To the Employee Under Section 2(a) of the Agreement:    $49,457.47
---------------------------------------------------     ----------

                                   EXHIBIT C
                                   ---------

Contact:  Brady W. Mullinax, Jr.
          Chief Financial Officer
          (404) 817-9440, ext. 3312

                       ACSYS ANNOUNCES MANAGEMENT CHANGE

     ATLANTA (March  , 1999) - Acsys, Inc. (Nasdaq/NM:ACSYS), a leading provider
                   --
of specialty professional staffing services, announced that Edward S. Baumstein has resigned today as president and chief operating officer and as a member of the Board of Directors of the Company in order to pursue other interests. The cost associated with Mr. Baumstein's separation from the Company was included in the previously reported one time severance charge.

     Mr. Baumstein, a key member of the founding companies that formed Acsys, Inc., played an integral role in the merging of the founding companies, its subsequent initial public offering, as well as the early development of its management structure.

     The Company wishes him well in his future endeavors.

     Acsys, Inc. is one of the leading specialty professional staffing firms in the United States. Acsys, Inc. currently operates over 40 offices, serving metropolitan markets across the U.S. with a more significant presence in the Eastern and Midwestern U.S.

                                    EXHIBIT D
                                    ---------
                        (insert Acsys, Inc. letterhead)


     Re:  Edward S. Baumstein

To Whom it May Concern:

     This is to confirm that Edward S. Baumstein was employed by Acsys, Inc.
from August 1997 through March   , 1999, as its President and Chief Operating
                               --
Officer. Mr. Baumstein was a key member of the founding companies that formed Acsys, Inc., and played an integral role in the merging of the founding companies, in the initial public offering of Acsys, Inc., and in the early development of the management structure of Acsys, Inc. Mr. Baumstein voluntarily resigned from Acsys, Inc. in order to pursue other interests. Acsys, Inc. wishes Mr. Baumstein well in his future career pursuits.

Sincerely,



Chief Executive Officer
Acsys, Inc.